Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

KORN/FERRY INTERNATIONAL

KORN/FERRY INTERNATIONAL, a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:

FIRST: The Company, in accordance with Section 102(a) of General Corporation Law of the State of Delaware, hereby acknowledges that, as of the effectiveness of the filing of this Certificate of Amendment, its total assets, as defined in Section 503(i) of Title 8 of the General Corporation Law of the State of Delaware, are not less than $10,000,000.

SECOND: At a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth and declaring a proposed amendment to the Restated Certificate of Incorporation of the Company to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Certificate of Incorporation be amended to read in its entirety as follows:

The name of the corporation is Korn Ferry (the “Corporation”).

THIRD: The foregoing amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the terms of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective at 12:01 a.m. Eastern Time on January 1, 2019.

[Signature page follows]

IN WITNESS WHEREOF, KORN/FERRY INTERNATIONAL has caused this certificate to be signed by its duly authorized officer on this 10th day of December, 2018.

KORN/FERRY INTERNATIONAL

By:	/s/ Jonathan Kuai
Name:	Jonathan Kuai
Title:	Corporate Secretary